Exhibit 3.1

GENERAL CANNABIS CORP

Articles of Amendment

Pursuant to the provisions of Title 7 of the Colorado Revised Statutes of the State of Colorado, General Cannabis Corp, a Colorado corporation, does hereby amend its Amended and Restated Articles of Incorporation.

1.The name of the corporation whose Amended and Restated Articles of Incorporation are being amended by these Articles of Amendment is General Cannabis Corp, a Colorado corporation.

2.After the filing and effectiveness pursuant to the Colorado Business Corporations Act of these Articles of Amendment to the Amended and Restated Articles of Incorporation, the first sentence of Article IV of the Corporation’s Amended and Restated Articles of Incorporation is hereby amended to read in its entirety as follows:

Article IV – Capital Stock

The aggregate number of shares of stock which this Corporation shall have authority to issue is Two Hundred Five Million (205,000,000) shares, consisting of Two Hundred Million (200,000,000) shares of common stock, $0.001 par value (the “Common Stock”), and Five Million (5,000,000) shares of preferred stock, no par value (the “Preferred Stock”), which may be issued in one or more series at the discretion of the Board of Directors. In establishing a series of Preferred Stock, the Board of Directors shall give to it a distinctive designation so as to distinguish it from the shares of all other series and classes, shall fix the number of shares in such series, and the preferences, rights and restrictions thereof. All shares of any one series shall be alike in every particular expect as otherwise provided by these Articles of Incorporation or the Colorado Business Corporation Act.

3.The amendment to the Amended and Restated Articles of Incorporation of General Cannabis Corp, a Colorado corporation, set forth in paragraph 2 above was duly adopted by the Board of Directors of the corporation as of October 7, 2020. The amendment was duly adopted by the shareholders. The number of votes cast for the amendment by the shareholders was sufficient for approval.

In witness whereof, the corporation, by and through its undersigned officer thereunto duly authorized, has executed these Articles of Amendment on November 23, 2020.

GENERAL CANNABIS CORP

By: /s/ Steve Gutterman

Name: Steve Gutterman
Title: Chief Executive Officer